                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                        ____________________

                            SCHEDULE 13G
                           (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                      PURSUANT TO RULE 13d-2(b)
                         (Amendment No. 9)*

                      FISHER COMMUNICATIONS INC
     ___________________________________________________________
                          (Name of Issuer)

                            COMMON STOCK
     ___________________________________________________________
                   (Title of Class of Securities)

                              337756209

                           (CUSIP Number)

                          December 31, 2006
     ___________________________________________________________
       (Date of Event Which Requires Filing of this Statement)

Check the  appropriate  box to designate  the Rule  pursuant to which this Schedule is filed:

                         [X] Rule 13d - 1(b)
                         [ ] Rule 13d - 1(c)
                         [ ] Rule 13d - 1(d)

*    The  remainder  of this  cover  page  shall be filled  out for a reporting  person's  initial  filing on this form with respect to the subject  class  of  securities,  and  for  any  subsequent  amendment containing  information which would alter  disclosures  provided in a prior cover page.

     The  information  required on the  remainder  of this page shall not be deemed to be  "filed"  for the  purpose  of  Section 18 of the
Securities  Exchange Act of 1934 ("Act") or otherwise  subject to the liabilities  of that  section  of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                   (Continued on following page(s)

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  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Bank of America Corporation
       56-0906609

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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
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  3    SEC USE ONLY

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  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
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                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
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                    SHARED VOTING POWER
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                    SOLE DISPOSITIVE POWER
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                    SHARED DISPOSITIVE
                    POWER
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    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON

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   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
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   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                              Less than 5% (Exit Filing)
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   12     TYPE OF REPORTING PERSON*

                                                      HC
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                *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).    Name of Issuer:

         Fisher Communications Inc

Item 1(b).    Address of Issuer's Principal Executive Offices:

         1525 One Union Square
         600 University Street
         Seattle, WA  98101-3185

Item 2(a).    Name of Person Filing:

         Bank of America Corporation

Item 2(b).    Address  of  Principal  Business  Office  or,  if None,
Residence:

         Each  Reporting  Person  has its or his  principal  business office at 100 North Tryon Street,  Floor 25, Bank of America
         Corporate Center, Charlotte, NC 28255.

Item 2(c).    Citizenship:

         Bank of America Corporation                  Delaware

Item 2(d).    Title of Class of Securities:

         Common Stock

Item 2(e).    CUSIP Number:

         337756209

Item 3.  If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or
         13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)  [ ] Broker or dealer  registered  under  Section 15  of the Exchange Act.
         (b)  [  ]  Bank  as  defined  in   Section 3(a)(6)   of  the
         Exchange Act.
         (c)  [ ]  Insurance  company as defined in  Section 3(a)(19)
              of the Exchange Act.
         (d)  [ ] Investment  company  registered  under Section 8 of the Investment Company Act.
         (e)  [  ]  An   investment   adviser  in   accordance   with
         Rule 13d-1(b)(1)(ii)(E).
         (f)  [ ] An  employee  benefit  plan  or  endowment  fund in accordance with Rule 13d-1(b)(1)(ii)(F).
         (g)  [X] A parent  holding  company  or  control  person  in accordance with Rule 13d-1(b)(1)(ii)(G).
         (h)  [ ] A savings  association  as defined in  Section 3(b)
              of the Federal Deposit Insurance Act.
         (i)  [  ]  A  church   plan  that  is   excluded   from  the
              definition  of  an  investment  company  under  Section
              3(c)(14) of the Investment Company Act.
         (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c),  check this box.  [  ]

Item 4.       Ownership:

         With respect to the  beneficial  ownership of the  reporting person,  see Items 5 through  11 of the cover  pages to this
         Schedule 13G, which are incorporated herein by reference.

Item 5.       Ownership of Five Percent or Less of a Class:

         If this  statement is being filed to report the fact that as of the date  hereof  the  reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following  [ X ].

Item 6.       Ownership  of More  than  Five  Percent  on  Behalf  of
Another Person:

         Not applicable.

Item 7.  Identification  and  Classification  of the Subsidiary which
         Acquired  the  Security  Being  Reported  on By  the  Parent
         Holding Company:

         With    respect    to    Subsidiary    Identification    and
         Classification,  see Items 5 through  11 of the cover  pages to this  Schedule  13G,  which  are  incorporated  herein by reference.

Item 8.       Identification  and  Classification  of  Members of the
Group:

         Not applicable.

Item 9.       Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         By signing below each of the undersigned  certifies that, to the best of such  undersigned's  knowledge  and belief,  the securities  referred to above were not  acquired and are not for the  purpose  of or  with  the  effect  of  changing  or influencing  the control of the issuer of the securities and were not acquired and are not held in connection  with or as a  participant  in any  transaction  having that  purpose or effect.

                                SIGNATURE

After reasonable  inquiry and to the best of my knowledge and belief,
I certify that the  information  set forth in this statement is true, complete and correct.

Dated:   December 19, 2006

Bank of America Corporation

By:      /s/ Charles F. Bowman
     Charles F. Bowman
     Senior Vice President